Exhibit 10.42

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

[**]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PREVIOUSLY GRANTED BY THE COMMISSION AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

DATED 22 JULY 2010

NORWEGIAN EPIC, LTD.

(formerly known as

F3 TWO, LTD.)

(as borrower)

NCL CORPORATION LTD.

(as guarantor)

THE SEVERAL BANKS

(particulars of which are set out in Schedule 1)

(as lenders)

BNP PARIBAS

(as agent)

FIFTH SUPPLEMENTAL DEED TO (AMONG OTHER THINGS)

LOAN AGREEMENT

dated 22 September 2006

for the equivalent amount in United States Dollars of

the amount of up to EUR662,905,320

post delivery finance for a passenger cruise vessel

“NORWEGIAN EPIC” (ex hull no. D33

at the yard of Aker Yards S.A. (now known as STX France S.A.))

[**]

CONTENTS

		Page

1	Definitions and Construction	2

2	Amendment of Original Loan Agreement, Original Guarantee and Other Security Documents	2

3	Conditions Precedent	3

4	Representations and Warranties	5

5	Fee and Expenses	6

6	Further Assurance	6

7	Counterparts	6

8	Notices	6

9	Governing Law	7

10	Jurisdiction	7

Schedule 1 The Agent and the Lenders		11

Schedule 2 Amendment of Original Loan Agreement		12

Schedule 3 Amendment of Original Guarantee		13

FIFTH SUPPLEMENTAL DEED

DATED 22 July 2010

BETWEEN:

(1)	NORWEGIAN EPIC, LTD. (formerly known as F3 Two, Ltd.), a company incorporated in and existing under the laws of Bermuda with registration number EC38768 and with its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as borrower (the “Borrower”);

(2)	NCL CORPORATION LTD., a company incorporated under the laws of Bermuda and having its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as guarantor (the “Guarantor”);

(3)	THE SEVERAL BANKS particulars of which are set out in Schedule 1 as lenders (collectively the “Lenders” and each individually a “Lender”); and

(4)	BNP PARIBAS as agent for the lenders (the “Agent”).

WHEREAS:

(A)	By a loan agreement dated 22 September 2006 as amended and restated by a first supplemental deed thereto dated 21 December 2007 and as further amended and restated by a third supplemental deed thereto dated 2 April 2009 and a fourth supplemental deed thereto dated 9 June 2010 entered into between (among others) the Borrower as borrower, the Lenders as lenders and the Agent as agent for (among others) the Lenders (the “Original Loan Agreement”), the Lenders granted to the Borrower a secured loan in the equivalent amount in United States Dollars of the maximum amount of six hundred and sixty two million nine hundred and five thousand three hundred and twenty euro (EUR662,905,320) (the “Loan”) for the purpose of enabling the Borrower to finance (among other things) the construction of the Vessel (as such term is defined in the Original Loan Agreement) on the terms and conditions therein contained. The repayment of the Loan by the Borrower has been secured by a guarantee and indemnity dated 6 October 2006 as amended and restated by a first supplemental deed thereto dated 21 December 2007 and as further amended and restated by a third supplemental deed thereto dated 2 April 2009 granted by the Guarantor (the “Original Guarantee”).

(B)	The Borrower and the Guarantor have requested the Lenders and the Agent, among other things, to consent to the amendment of the definition of Permitted Indebtedness (as defined in the Original Loan Agreement), to enable any member(s) of the Group to order the New Vessels (as defined in the Loan Agreement) (or either of them), and to allow the Guarantor to pay dividends after the listing of the ordinary capital stock of the Guarantor on an Approved Stock Exchange (as defined in the Original Guarantee).

(C)	The consent of the Lenders and the Agent is given in respect of the above matters on the terms of this fifth supplement to the Original Loan Agreement (this “Deed”) which shall be executed as a deed.

NOW THIS DEED WITNESSES as follows:

1	Definitions and Construction

1.1	In this Deed including the preamble and recitals hereto (unless the context otherwise requires) any term or expression defined in the preamble or the recitals shall have the meaning ascribed to it therein and terms and expressions not defined herein but whose meanings are defined in the Original Loan Agreement shall have the meanings set out therein. In addition, the following terms and expressions shall have the meanings set out below:

“Effective Date” means the date on which the conditions precedent set out in Clause 3.1 are fulfilled to the satisfaction of the Agent or waived by the Agent pursuant to Clause 3.2;

“Guarantee” means the Original Guarantee as amended by this Deed;

“Loan Agreement” means the Original Loan Agreement as amended by this Deed; and

“New Process Agent” means EC3 Services Limited whose registered office is presently at 51 Eastcheap, London EC3M 1JP.

1.2	The provisions of clause 1.2 of the Loan Agreement shall apply hereto (mutatis mutandis).

2	Amendment of Original Loan Agreement, Original Guarantee and Other Security Documents

2.1	Subject to Clause 3.1, the parties hereto agree that immediately upon and with effect from the Effective Date the Original Loan Agreement and the Original Guarantee shall be read and construed as if the definitions or clauses referred to in the first column of Schedule 2 or Schedule 3 to this Deed (as the case may be) had been inserted or amended to read as set out in the second column of Schedule 2 or Schedule 3 to this Deed (as the case may be).

2.2	Each of the Borrower and the Guarantor hereby confirms to the Lenders and the Agent that with effect from the Effective Date:

2.2.1	all references to the Original Loan Agreement or the Original Guarantee in the other Security Documents shall be construed as references to the Loan Agreement or the Guarantee (as the case may be) and all terms used in such Security Documents whose meanings are defined by reference to the Original Loan Agreement shall be defined by reference to the Loan Agreement;

2.2.2	the Security Documents shall apply to, and extend to secure, the whole of the Outstanding Indebtedness as defined in clause 1.1 of the Loan Agreement, until it has been repaid or paid in full to the Lenders (or to the Agent on their behalf) and the Agent;

2.2.3	its obligations under the Security Documents to which it is a party shall not be discharged, impaired or otherwise affected by reason of the execution of this Deed or of any of the documents or transactions contemplated hereby and in particular but without limitation by the granting of time to the Borrower under the Original Loan Agreement; and

2.2.4	its obligations under the Security Documents to which it is a party shall remain in full force and effect as security for the obligations of the Borrower under the Loan Agreement and the other Security Documents as amended by this Deed.

2.3	Except as expressly amended hereby or pursuant hereto the Original Loan Agreement, the Original Guarantee and the other Security Documents shall remain in full force and effect and nothing herein contained shall relieve the Borrower, the Guarantor or any other Obligor from any of its respective obligations under any such documents.

3	Conditions Precedent

3.1	The amendment of the Original Loan Agreement and the Original Guarantee provided for in Clause 2 is conditional upon and shall not be effective unless and until the Agent has received the following in form and substance satisfactory to it:

3.1.1	on the date of this Deed:

(a)	one (1) counterpart of this Deed duly executed by the parties hereto;

(b)	a written confirmation from the New Process Agent that it will act for each of the Borrower and the Guarantor as agent for service of process in England in respect of this Deed;

(c)	the following corporate documents in respect of each of the Borrower and the Guarantor (together the “Relevant Parties”):

(i)	Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the respective Relevant Party of its obligations under this Deed or any document to be executed pursuant hereto or if no such consents are required a certificate from a duly appointed officer of the Relevant Party to this effect confirming that no such consents are required;

(ii)	a notarially attested secretary’s certificate of each of the Relevant Parties:

(1)	attaching a copy of its Certificate of Incorporation and Memorandum of Association and Bye-Laws (or equivalent constitutional documents) which do not prohibit the entering into of the transactions contemplated in this Deed;

(2)	giving the names of its present officers and directors;

(3)	setting out specimen signatures of such persons as are authorised by the Relevant Party to sign documents or otherwise undertake the performance of that Relevant Party’s obligations under this Deed;

(4)	giving the legal owner of its shares and the number of such shares held;

(5)	attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders of each of the Relevant Parties authorising (as applicable) the execution of this Deed and the issue of any power of attorney to execute the same; and

(6)	containing a declaration of solvency as at the date of the certificate of the duly appointed officer of the Relevant Party;

or (if applicable) certifying that there has been no change to the statements made in his or her secretary’s certificate last provided to the Agent with respect to paragraphs (1), (2), (3), (4) and (6) of this Clause 3.1.1(c)(ii) and attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders of each of the Relevant Parties authorising (as applicable) the execution of this Deed and any document to be executed pursuant hereto and the issue of any power of attorney to execute the same; and

(iii)	the original powers of attorney, if any, issued pursuant to the resolutions referred to above and notarially attested;

(d)	evidence that each of the Lenders has received payment of the handling/work fee to which it is entitled as more particularly described in Clause 5.1; and

3.1.2	evidence that all the conditions precedent to the amendment of each facility agreement and, if applicable, guarantee in respect of each Group Credit Facility have been satisfied;

3.1.3	evidence that all other sums owing to the Agent and the Lenders pursuant to Clause 5 of this Deed have been received; and

3.1.4	agreement to the issue of such favourable written legal opinions including by Conyers Dill & Pearman in respect of Bermuda and Stephenson Harwood in respect of England in such form as the Agent may require relating to all aspects of the transactions contemplated hereby governed by any applicable law,

PROVIDED THAT no Event of Default has occurred and is continuing on the Effective Date (subject to Clause 3.2).

3.2	If the Agent in accordance with clause 20 of the Original Loan Agreement decides to permit the amendment of the Original Loan Agreement and the Original

Guarantee hereby without having received all of the documents or evidence referred to in Clause 3.1, the Borrower will nevertheless deliver the remaining documents or evidence to the Agent within fourteen (14) days of the Effective Date (or such other period as the Agent may stipulate) and the amendment of the Original Loan Agreement and the Original Guarantee as aforesaid shall not be construed as a waiver of the Agent’s right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent or the Lenders any obligation to permit the amendment in the absence of such documents or evidence.

4	Representations and Warranties

4.1	Each of the Borrower and the Guarantor represents and warrants to the Lenders and the Agent that:

4.1.1	it has the power to enter into and perform this Deed and the transactions and documents contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Deed and such transactions and documents;

4.1.2	this Deed constitutes and each other document contemplated hereby to which it is a party will, when executed, constitute its legal, valid and binding obligations enforceable in accordance with its terms;

4.1.3	its entry into and performance of this Deed and the transactions and documents contemplated hereby do not and will not conflict with:

(a)	any law or regulation or any official or judicial order; or

(b)	its constitutional documents; or

(c)	any agreement or document to which it is a party or which is binding upon it or any of its assets,

nor result in the creation or imposition of any Encumbrance on it or its assets pursuant to the provisions of any such agreement or document and in particular but without prejudice to the foregoing the entry into and performance of this Deed and the transactions and documents contemplated hereby and thereby will not render invalid, void or voidable any security granted by it to the Lenders and/or the Agent;

4.1.4	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and each of the other documents contemplated hereby and thereby and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect;

4.1.5	all information furnished by it to the Agent or its agents relating to the business and affairs of an Obligor in connection with this Deed and the other documents contemplated hereby and thereby was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading; and

4.1.6	it has fully disclosed in writing to the Agent all facts relating to its business which it knows or should reasonably know and which might reasonably be expected to influence the Lenders and/or the Agent in deciding whether or not to enter into this Deed.

5	Fee and Expenses

5.1	The Borrower shall pay to each of the Lenders directly or through the Agent on the date of this Deed a non-refundable handling/work fee of [*] provided that a Lender which is the provider of any other loan or other facility to the Borrower or any other member of the Group shall only be entitled to receive one (1) such fee of [*]. Notwithstanding any provision of this Deed, the Original Loan Agreement or the Loan Agreement to the contrary, no Lender shall be required to share with the other Lenders and/or the Agent any such handling/work fee received.

5.2	The Borrower and the Guarantor jointly and severally undertake to reimburse the Agent on demand on a full indemnity basis for all charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal and other advisers) incurred by the Agent in respect of, or in connection with, the negotiation, preparation, printing, execution, registration and enforcement of this Deed and any other documents required in connection with the implementation of this Deed.

5.3	The Borrower and the Guarantor jointly and severally undertake to reimburse the Agent and the Lenders on demand of the Agent on a full indemnity basis for all charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal advisers) incurred by the Agent and/or the Lenders in respect of this Deed or in connection with the enforcement of, or the preservation of any rights under, this Deed or any of the Security Documents.

6	Further Assurance

Each of the Borrower and the Guarantor will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to this Deed or any of the documents contemplated hereby or securing to the Lenders and/or the Agent the full benefit of the rights, powers and remedies conferred upon the Lenders and/or the Agent in any such document.

7	Counterparts

This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

8	Notices

8.1

Any notice, demand or other communication (unless made by telefax) to be made or delivered to the Borrower and/or the Guarantor pursuant to this Deed shall (unless the Borrower or the Guarantor has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Borrower and/or the Guarantor c/o 7665 Corporate Center Drive, Miami, Florida 33126, United States

of America (marked for the attention of the Chief Financial Officer and the Legal Department) (but one (1) copy shall suffice) with a copy to the Investors c/o Apollo Management, LP, 9 West 57th Street, 43rd Floor, New York, NY 10019, United States of America (marked for the attention of Mr Steve Martinez). Any notice, demand or other communication to be made or delivered by the Borrower or the Guarantor pursuant to this Deed shall (unless the Agent has by fifteen (15) days’ written notice to the Borrower and the Guarantor specified another address) be made or delivered to the Agent at ECEP/Export Finance, ACI: CHDESA1, 37 Place du Marché Saint-Honoré, 75031 Paris Cedex 01, France (marked for the attention of Mrs Dominique Laplasse (Team Head)/Mr Jean Philippe Poirier).

8.2	Any notice, demand or other communication to be made or delivered pursuant to this Deed may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrower and the Guarantor is +1 305 436 4140 (marked for the attention of the Chief Financial Officer) and +1 305 436 4117 (marked for the attention of the Legal Department) with a copy to the Investors c/o Apollo Management, LP, fax number +1 212 515 3288 (marked for the attention of Mr Steve Martinez) and in respect of the Agent is +33 01 4316 8184/+33 01 4298 0029 (marked for the attention of Mrs Dominique Laplasse (Team Head)/Mr Jean Philippe Poirier)) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent by the Borrower or the Guarantor, shall be signed by the person or persons authorised in writing by the Borrower or the Guarantor (as the case may be) and whose signature appears on the list of specimen signatures contained in the secretary’s certificate required to be delivered by Clause 3 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent to the Borrower and the Guarantor.

8.3	Subject to Clause 8.2, the provisions of clause 27 of the Original Loan Agreement shall apply to this Deed.

9	Governing Law

This Deed and any non-contractual obligations arising from or in connection with it shall be governed by English law.

10	Jurisdiction

10.1	The courts of England have exclusive jurisdiction to settle any dispute:

10.1.1	arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed); or

10.1.2	relating to any non-contractual obligations arising from or in connection with this Deed,

(a “Dispute”). Each party to this Deed agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 10.1 is for the benefit of the Agent and the Lenders only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

10.2	Each of the Borrower and the Guarantor appoints in the case of the courts of England the New Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Deed.

10.3	Neither of the Borrower or the Guarantor may, without the Agent’s prior written consent, terminate the appointment of the New Process Agent; if the New Process Agent resigns or its appointment ceases to be effective, the Borrower and/or the Guarantor (as the case may be) shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Borrower’s and/or the Guarantor’s (as the case may be) process agent with unconditional authority to receive and acknowledge service on behalf of the Borrower and/or the Guarantor of all process or other documents connected with proceedings in the English courts which relate to this Deed.

10.4	For the purpose of securing its obligations under Clause 10.3, each of the Borrower and the Guarantor irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 10.3, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Borrower’s or the Guarantor’s (as the case may be) process agent in England with the unconditional authority described in Clause 10.3.

10.5	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrower or the Guarantor (as the case may be) of the service of any process or to forward any process to the Borrower or the Guarantor (as the case may be)) shall invalidate any proceedings or judgment.

10.6	A judgment relating to this Deed which is given or would be enforced by an English court shall be conclusive and binding on the Borrower and/or the Guarantor (as the case may be) and may be enforced without review in any other jurisdiction.

10.7	Nothing in this Clause shall exclude or limit any right which the Agent or the Lenders may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

10.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.

IN WITNESS whereof the parties hereto have caused this Deed to be duly executed as a deed on the day and year first before written.

SIGNED SEALED and DELIVERED as a DEED	)
By Micha Withoft	)
for and on behalf of	)/s/ Micha Withoft
NORWEGIAN EPIC, LTD. (formerly known as	)
F3 Two, Ltd.))
in the presence of:	)
/s/ David Griffiths
David Griffiths
One St. Paul’s Churchyard
London
EC4M 8SH

SIGNED SEALED and DELIVERED as a DEED	)
By Micha Withoft	)
for and on behalf of	)/s/ Micha Withoft
NCL CORPORATION LTD.	)
in the presence of:	)
/s/ David Griffiths
David Griffiths
As above

SIGNED SEALED and DELIVERED as a DEED	)
By Danae Zoi Mariel Ugolini	)
for and on behalf of	)/s/ Danae Zoi Mariel Ugolini
BNP PARIBAS	)
as a Lender and the Agent	)
in the presence of:	)
/s/ David Griffiths
David Griffiths
As above

SIGNED SEALED and DELIVERED as a DEED	)
By Danae Zoi Mariel Ugolini	)
for and on behalf of	)/s/ Danae Zoi Mariel Ugolini
CREDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)
in the presence of:	)
/s/ David Griffiths
David Griffiths
As above

SIGNED SEALED and DELIVERED as a DEED	)
By Danae Zoi Mariel Ugolini	)
for and on behalf of	)/s/ Danae Zoi Mariel Ugolini
HSBC FRANCE	)
in the presence of:	)
/s/ David Griffiths
David Griffiths
As above

SIGNED SEALED and DELIVERED as a DEED	)
By Danae Zoi Mariel Ugolini	)
for and on behalf of	)/s/ Danae Zoi Mariel Ugolini
SOCIETE GENERALE	)
in the presence of:	)
/s/ David Griffiths
David Griffiths
As above

Schedule 1

The Agent and the Lenders

Name	Registered Address	Registered Number with the Registry of Trade and Companies

BNP PARIBAS (as a Lender and the Agent)	16 boulevard des Italiens, 75009 Paris, France	662 042 449 (RCS Paris)

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (formerly known as Calyon)	9 quai du Président Paul Doumer, 92920 Paris La Défense Cedex, France	304 187 701 (RCS Nanterre)

HSBC FRANCE	103 avenue des Champs Elysées, 75419 Paris, Cedex 08, France	775 670 284 (RCS Paris)

SOCIETE GENERALE	29 boulevard Haussmann, 75009 Paris, France	552 120 222 (RCS Paris)

each a French société anonyme

Schedule 2

Amendment of Original Loan Agreement

Clause/Definition	Amendment

Clause 1.1, definition of “Fifth Supplemental Deed”	means the fifth supplemental deed dated 2010 to this Agreement and the Guarantee.

Clause 1.1, definition (new) of “New Vessels”	means the two (2) newbuild cruise vessels each not larger than m.v. “NORWEGIAN EPIC” (ex hull no C33 (sometimes known as D33) at STX France S.A.) in terms of number of passenger cabins or gross or net tonnage, not on order by a member of the Group as of the Effective Date (as defined in the Fifth Supplemental Deed) and (on a non-binding basis) expected to cost, in aggregate, [*].

Clause 1.1, definition of “Permitted Indebtedness”	means (a) any monies borrowed or raised other than from any direct or indirect shareholder of the Guarantor prior to the date on which the last of the Third Supplemental Deed and the Amendment Documents have been signed by all the parties thereto and notified by the Guarantor to the Agent prior to such date; (b) the Letter of Credit Facilities; (c) Permitted Refinancing Indebtedness and (d) one or more financing arrangements entered into in relation to the acquisition of the New Vessels (or either of them), the agreed form(s) of the term sheet(s) related to such financing arrangement(s) having been disclosed by the Guarantor to Coface (at 12 Cours Michelet, La Défense, 92800 Puteaux, France, facsimile: +33 (0)1 4902 2724, attention: Jean-Marc Auriault/Pascale Lefevre, with a copy of the covering letter only to the Agent) prior to their execution by the Guarantor or any other member of the Group and such financing arrangement(s) being on terms satisfactory to Coface. The term sheet(s) will be disclosed to Coface on the basis that the terms of such financing arrangement(s) shall be deemed satisfactory unless Coface notifies the Guarantor to the contrary within five (5) business days (in the city in which Coface has its office) of receipt of the term sheet(s).

Schedule 3

Amendment of Original Guarantee

Clause	Amendment

Clause 10.9 (final sentence)	For the avoidance of doubt the purchase of a vessel other than the New Vessels shall not be permitted under this Clause 10.9 or any other provision of the Loan Agreement or this Deed.

Clause 10.10 (new)	The Guarantor shall not (and will procure that no other company in the Group shall) commit to the purchase of a New Vessel unless the relevant Permitted Indebtedness is available to the buyer unconditionally subject only to the satisfaction of conditions precedent usual for such financing arrangements.

Clause 11.3

The Guarantor shall not and shall procure that no other member of the Group shall, pay any dividends or make any other distributions in respect of its share capital to any person, provided that (i) subsidiaries of the Guarantor may pay dividends to another member of the Group; (ii) the Guarantor may pay dividends in respect of tax liability to each relevant jurisdiction in respect of tax returns for each relevant jurisdiction of the Group or holder of the Guarantor’s capital stock with respect to income taxable as a result of any member of the Group being treated as a pass-through entity or attributable to any member of the Group; and (iii) after the later of (x) 31 December 2010 and (y) the listing of the ordinary capital stock of the Guarantor on an Approved Stock Exchange, dividends may be paid in an amount not to exceed fifty per cent (50%) of the Consolidated Net Income of the Guarantor and its subsidiaries for the period commencing on 1 January 2010 and ending on the date prior to such payment for which accounts are available, so long as (I) at the time of the payment of such dividend, no Event of Default exists or would result from the payment of such dividend and (II) after giving effect to such dividend the ratio of Total Net Funded Debt to Consolidated EBITDA for the four (4) consecutive financial quarters last ended for which accounts have been provided to the Agent pursuant to Clause 9.2 of the Guarantee is less than 5.50:1.00.

The Guarantor will procure that any dividends or other distributions and interest paid or payable in connection with such dividends or other distributions will be received promptly by the Guarantor directly or indirectly from the Borrower’s shareholder(s) (if such shareholder is not the Guarantor) by way of dividend.